Amended and Restated
Ultra Series Fund
Distribution and Service Plan Class II Shares - USF

Effective as of January 1, 2011

A.
Ultra Series Fund (“Trust”) is a diversified, open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (“1940 Act”).

B.
The Trust intends to distribute its Class II shares of beneficial interest in accordance with Rule 12b-1 under the 1940 Act and desires to adopt this distribution and service plan (“Plan”). The Plan will pertain to Class II shares of each series of the Trust listed on Schedule A hereto (individually a “Fund” and collectively the “Funds”). The Plan shall also apply to the Class II shares of any other Fund as shall be designated from time to time by the board of trustees of the Trust (the “Board”) in any supplement to Schedule A hereto.

C.
The Trust recognizes and agrees that (a) the principal underwriter may retain the services of firms or individuals to act as dealers or wholesalers (collectively, “dealers”) of the Class II shares in connection with the offering of Class II shares, (b) the principal underwriter may compensate any dealer that sells Class II shares in the manner and at the rate or rates to be set forth in an agreement between the principal underwriter and such dealer, and (c) the principal underwriter may make such payments to the dealers for distribution services out of the fee paid to the principal underwriter hereunder, its profits or any other source available to it.

D.
The Board, in considering whether the Trust should adopt and implement this Plan, has evaluated such information as it deemed necessary to an informed determination of whether this Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to the Class II shares for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit the holders of the Class II shares and the Trust.

NOW, THEREFORE, the Trust has adopted the Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

1. The Trust may pay the principal underwriter a distribution and service fee to compensate the principal underwriter for any efforts undertaken or expenses incurred (as described in paragraph 2) for activities relating to the personal and account maintenance services to shareholders of the Class II shares and for distribution expenses with respect to Class II shares. The Class II distribution and service fee shall not exceed 0.25%, on an annual basis, of the average daily net assets of each Fund attributable to Class II shares. The value of the net assets of the Class II shares in each Fund shall be determined in accordance with the Declaration of Trust of the Trust, as may be amended from time to time. The Class II distribution and service fee shall be calculated and accrued daily and paid no less frequently than annually.

2. The principal underwriter may spend the amount of the distribution and service fee as it deems appropriate to finance any activity that is (a) primarily intended to provide ongoing servicing and maintenance of the accounts of shareholders of the Class II shares, including, but not limited to, compensation of dealers and others for providing personal and account maintenance services to Class II shareholders and salaries and other expenses relating to the Class II account servicing efforts (“shareholder servicing”) and/or (b) primarily intended to result in the sale of Class II shares, including, but not limited to, compensation of dealers and others for various activities primarily intended to result in the sale of Class II shares, and salaries and other expenses relating to selling or servicing efforts. Without limiting the generality of the foregoing, the initial categories of distribution expenses shall include:

(a)	salaries and expenses of sales force, home office management and marketing personnel;

(b)	expenses incurred by the principal underwriter for office space, office equipment and supplies;

(c)	expenses incurred by the principal underwriter for the preparation, printing and distribution of sales literature used in connection with the offering of the Class II shares;

(d)	expenses incurred by the principal underwriter for advertising, promoting and selling the Class II shares;

(e)	the cost of printing or distributing the Trust’s prospectus or statement of additional information (or supplements thereto) used in connection with the offering of the Class II shares;

(f)
the cost of printing and distributing additional copies, for use as sales literature for the Class II shares, of annual reports and other communications prepared by the Trust for distribution to existing shareholders;

(g)	the cost of holding seminars and sales meetings designed to promote the sale of the Class II shares;

(h)	the cost of training sales personnel regarding sale of the Class II shares; and

(i)	the cost of any other activity that the Board determines is primarily intended to result in the sale of Class II shares.

Under no circumstances may more than 0.25% of a Fund’s average daily net assets be allocated to shareholder servicing.

The Trust understands that agreements between the principal underwriter and selected broker-dealers may provide for payment of fees to such broker-dealers in connection with sale of Class II shares and the provision of services to holders of Class II shares. This Plan shall not be construed as requiring the Trust to make any payment to any party or to have any obligations to any party in connection with services relating to the Class II shares. The principal underwriter shall agree and undertake that any agreement entered into between the principal underwriter and any other party relating to sales of the Class II shares shall provide that such other party shall look solely to the principal underwriter for compensation for its services thereunder and that in no event shall such party seek any payment from the Trust.

3. Nothing contained in this Plan shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of the responsibility for and control of the conduct of the affairs of the Trust.

4. This Plan shall become effective upon approval by a vote of the Board and a vote of a majority of the trustees who are not “interested persons” (as this term is defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the “qualified disinterested trustees”), such votes to be cast in person at a meeting called for the purpose of voting on this Plan. The effective date of the Plan is the date on which the Board approval described above occurs.

5. This Plan will remain in effect beyond the first anniversary of its effective date only if its continuance is specifically approved at least annually by a vote of both a majority of the trustees of the Trust and a majority of the qualified disinterested trustees. In connection with the annual review and approval of this Plan, the principal underwriter shall furnish the Board with such information as the Board may reasonably request in order to enable the Board to make an informed determination of whether the Plan should be continued.

6. The Trust and the principal underwriter shall provide the Board, and the Board shall review, at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made. In the event that any amount of servicing or distribution expenses are not specifically attributable to Class II shares of any particular Fund, the principal underwriter may allocate such expenses to the Class II shares of each Fund deemed to be reasonably likely to benefit therefrom based upon the ratio of the average daily net assets of Class II shares in each Fund during the previous period to the aggregate average daily net assets of Class II shares in all Funds for such period. Any such allocation may be subject to such adjustments as the principal underwriter, with approval from the Board, shall deem appropriate to render the allocation fair and equitable under the circumstances.

8. This Plan may be amended at any time by the Board, provided that it may not be amended to increase materially the amount that may be spent for servicing and distribution of the Class II shares without the approval of holders of a majority of the outstanding votes attributable to Class II shares and may not be materially amended in any case without a vote of a majority of both the trustees and the qualified disinterested trustees. This Plan may be

9. terminated at any time by a vote of a majority of the qualified disinterested trustees or by a vote of the holders of a majority of the outstanding votes attributable to Class II shares.

10. In the event of termination or expiration of the Plan, the Trust may nevertheless, within twelve months of such termination or expiration, pay any distribution and/or service fee accrued prior to such termination or expiration, provided that payments are specifically approved by the Board, including a majority of the qualified disinterested trustees.

11. While this Plan is in effect, the selection and nomination of qualified disinterested trustees shall be committed to the discretion of the sitting qualified disinterested trustees.

12. Any agreement related to this Plan shall be in writing and shall provide in substance that: (a) such agreement, with respect to any Fund, may be terminated at any time, without the payment of any penalty, by vote of a majority of the qualified disinterested trustees or by vote of a majority of the outstanding votes attributable to Class II shares of that Fund, on not more than 60 days written notice to any other party to the agreement; and (b) such agreement shall terminate automatically in the event of its assignment.

13. The Trust shall preserve copies of this Plan, and each agreement related hereto and each report referred to in paragraph 8 hereof, for a period of not less than six (6) years from the end of the fiscal year in which such records or documents were made. For a period of two (2) years, each such record or document shall be kept in an easily accessible place.

14. This Plan shall be construed in accordance with the laws of the State of Massachusetts and the applicable provisions of the 1940 Act.

15. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

16. Neither this Plan nor any other transaction between the parties hereto pursuant to this Plan shall be invalidated or in any way affected by the fact that any or all of the trustees, officers, shareholders, or other representatives of the Trust are or may be interested persons of the principal underwriter, or any successor or assignee thereof, or that any or all of the directors, officers, or other representatives of the principal underwriter are or may be interested persons of the Trust, except as otherwise may be provided in the 1940 Act.

SCHEDULE A

Funds Subject to Plan

Conservation Allocation Fund
Moderate Allocation Fund
Aggressive Allocation Fund
Money Market Fund
Bond Fund
High Income Fund
Diversified Income Fund
Large Cap Value Fund
Large Cap Growth Fund
Mid Cap Value Fund
Mid Cap Growth Fund
Small Cap Value Fund
Small Cap Growth Fund
Global Securities Fund
International Stock Fund
Equity Income Fund (effective May 1, 2010)